EXHIBIT 4.3

SECOND AMENDMENT

to the

PREFERRED STOCK RIGHTS AGREEMENT

between

AVANEX CORPORATION

and

EQUISERVE TRUST COMPANY, N.A.

This Second Amendment (the “Second Amendment”) to the Preferred Stock Rights Agreement is made and entered into as of May 12, 2003 between AVANEX CORPORATION, a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended as of March 18, 2002 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Company, Alcatel, a societe anonyme registered in the Republic of France (“Alcatel”), and Corning Incorporated, a New York corporation (“Corning”) intend to enter into a Share Acquisition and Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, the Company will: (i) acquire from Alcatel or from one or more of its subsidiaries all of the issued and outstanding share capital of Alcatel Optronics SA (France), an indirect subsidiary of Alcatel and a societe anonyme registered in the Republic of France (the “Share Acquisition”), (ii) purchase from Corning certain assets of Corning (the “Asset Purchase”), and (iii) issue shares of Common Stock of the Company to Alcatel and Corning pursuant to the terms of the Purchase Agreement (the “Share Issuance”);

WHEREAS, on May 12, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Share Acquisition, Asset Purchase and Share Issuance and the other transactions contemplated by the Purchase Agreement; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Second Amendment and directing the Rights Agent to enter into this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Capitalized Terms.    All capitalized, undefined terms used in this Second Amendment shall have the meanings assigned thereto in the Rights Agreement.

2.    Amendment.    Section 1(a) of the Rights Agreement is hereby amended by deleting the last paragraph of Section 1(a) in its entirety and by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Alcatel, a societe anonyme registered in the Republic of France (“Alcatel”), including any of its Affiliates or Associates, nor Corning Incorporated, a New York corporation (“Corning”), including any of its Affiliates or Associates, shall be deemed to be an Acquiring Person solely by reason of (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by (A) the Share Acquisition and Asset Purchase Agreement made and entered into as of May 12, 2003, by and between the Company, Alcatel and Corning, including any amendment or supplement thereto (the “Purchase Agreement”), (B) the Stockholders’ Agreement, by and among the Company, Alcatel and Corning, including any amendment or supplement thereto (the “Stockholders’ Agreement”) or (C) the Avanex Voting Agreements, by and among Alcatel and Corning and certain stockholders of the Company, including any amendments or supplements thereto; or (ii) the announcement or consummation of the Share Acquisition, the Asset Purchase or Share Issuance (as defined in the Purchase Agreement).”

3.    Effective Date.    This Second Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Second Amendment by the Company and authorization by the Board of Directors of the Company approving the Second Amendment, and (b) the execution and delivery of this Second Amendment by the Rights Agent.

4.    Effect of Amendment.    Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5.    Governing Law.    This Second Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6.    Counterparts.    This Second Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7.    Fax Transmission.    A facsimile, telecopy or other reproduction of this Second Amendment may be executed by one or more parties hereto, and an executed copy of this Second Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Second Amendment as well as any facsimile, telecopy or other reproduction thereof.

8.    Certification.    The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held May 12, 2003, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Second Amendment to be duly executed as of the day first above written.

AVANEX CORPORATION

By:	/S/ WALTER ALESSANDRINI

Name:	Walter Alessandrini

Title:	Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A., as Rights Agent

By:	/S/ KATHERINE ANDERSON

Name:	Katherine Anderson

Title:	Managing Director